Exhibit 99.1

[ReynoldsAmerican logo]

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Seth Moskowitz (336-741-7698)	RAI 2005-05

Reynolds American Appoints Senior Vice President, Chief Accounting Officer — Designate

WINSTON-SALEM, N.C. – April 8, 2005 – Michael S. Desmond has been appointed senior vice president and chief accounting officer – designate for Reynolds American Inc. (NYSE: RAI).

“Mike Desmond is a seasoned financial executive with in-depth experience in auditing, regulatory compliance and leveraging business opportunities at global public accounting firms,” said Dianne M. Neal, executive vice president and chief financial officer of Reynolds American. “He also has a strong track record of team leadership and talent development.”

Prior to joining Reynolds American, Desmond was a partner in audit and enterprise-risk services at Deloitte & Touche LLP in Charlotte, N.C., which he joined in 2002. He previously served as a partner at Arthur Andersen LLP in audit and business advisory services, having joined that firm in 1988.

After a brief transition period, Desmond will succeed Thomas R. Adams, senior vice president and chief accounting officer, who will become senior vice president – business processes for R.J. Reynolds Tobacco Company, the largest subsidiary of Reynolds American. In his new role, Adams will lead key strategic initiatives related to business processes. Adams joined the company in 1999 as senior vice president and controller, and was named chief accounting officer in 2004.

“Tom Adams’ expertise in our business dynamics and processes, as well as his leadership experience in numerous cross-functional initiatives, will enhance our ability to execute critical strategies that we have underway,” said Neal.

A native of Wisconsin who spent his early years in Durham, N.C., Desmond holds a bachelor’s degree in business administration from The University of North Carolina at Chapel Hill.

Adams, a native of Pine Grove, Pa., holds a bachelor’s degree in accounting from Duke University.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

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